Exhibit 99.1

OPTICAL CABLE CORPORATION 5290 Concourse Drive Roanoke, VA 24019 (Nasdaq GM: OCCF) www.occfiber.com

AT THE COMPANY:
Neil Wilkin	Tracy Smith
President & CEO	Vice President & CFO
(540) 265-0690	(540) 265-0690
investorrelations@occfiber.com	investorrelations@occfiber.com

AT JOELE FRANK, WILKINSON BRIMMER KATCHER:
Andrew Siegel	Ryan May
(212) 355-4449 ext. 127	(212) 355-4449 ext. 132
asiegel@joelefrank.com	rmay@joelefrank.com

FOR IMMEDIATE RELEASE

OPTICAL CABLE CORPORATION REPORTS

FISCAL THIRD QUARTER 2007 FINANCIAL RESULTS

ROANOKE, VA, September 14, 2007 – Optical Cable Corporation (Nasdaq GM: OCCF) today announced financial results for its fiscal third quarter and the nine months ended July 31, 2007.

Third Quarter 2007 Financial Results

Optical Cable reported net income of $538,000, or $0.09 per basic and diluted share, for its third quarter ended July 31, 2007, compared to net income of $128,000, or $0.02 per basic and diluted share, for the same period last year.

Net sales for the third quarter of fiscal 2007 increased 1.0% to $11.7 million, compared to net sales of $11.6 million for the comparable period last year. Net sales for the third quarter of fiscal 2007 sequentially increased compared to net sales of $9.3 million and $11.1 million during the first and second quarters of fiscal 2007, respectively.

Optical Cable’s gross profit margin increased to 40.2% during the third quarter of fiscal 2007, compared to 34.3% for the third quarter of fiscal 2006, largely due to increased manufacturing efficiencies.

Selling, general and administrative expenses (“SG&A expenses”) for the third quarter of fiscal 2007 increased 5.2% to $3.9 million compared to $3.7 million for the same period last year. Contributing to the net increase in SG&A expenses for the third quarter were increases in employee compensation costs.

Optical Cable Corp. – Third Quarter 2007 Earnings Release

Fiscal Year-to-Date 2007 Financial Results

The Company reported net income of $442,000, or $0.07 per basic and diluted share, for the nine months ended July 31, 2007, as compared to a net loss of $401,000, or $0.07 per basic and diluted share, for the same period last year.

Net sales for the first nine months of fiscal 2007 decreased 1.8% to $32.1 million from $32.7 million for the same period in fiscal 2006.

Optical Cable’s gross profit margin increased to 36.6% for the first nine months of fiscal 2007 compared to 32.7% for the same period in fiscal 2006, as the Company’s manufacturing lead times decreased and its manufacturing efficiencies increased. These improvements are in part the result of the Company’s successful implementation of the major portions of its new ERP system.

SG&A expenses for the first nine months of fiscal 2007 decreased 1.5% to $11.0 million from $11.2 million for the same period last year. The net decrease in SG&A expenses for the first nine months of fiscal 2007 is primarily attributable to decreases in employee compensation costs.

Management’s Comments

“Optical Cable continues to benefit from investments in systems, processes and facilities, as well as from certain sales initiatives. As a result, we increased sales, gross profit margins and net income during the third quarter of 2007,” stated Mr. Neil Wilkin, President and CEO of Optical Cable Corporation.

“We are encouraged by the results this quarter, and we will continue to focus on our sales and product offering initiatives, as well as controlling our costs,” added Mr. Wilkin.

Restatement of First Two Fiscal Quarters of 2007

During the preparation of the condensed financial statements for the third quarter of fiscal 2007, Optical Cable Corporation’s management team discovered a price data-entry error associated with the receipt of a large raw material shipment had been made during the first quarter of fiscal 2007. This price data-entry error affected the Company’s reported interim financial statements for the first two quarters of fiscal 2007.

Upon discovering the price data-entry error, the Company conducted extensive testing of its bare fiber inventory pricing as of January 31, April 30 and July 31, 2007, but found no other errors that individually, or in aggregate, could be considered material.

The Company intends to restate the condensed financial statements for the first and second quarters of fiscal 2007, in amended quarterly reports to be filed with the SEC. The restatements result in an increase in the Company’s net loss of approximately $186,000, or $0.04 per basic and diluted share, for the first quarter of fiscal 2007, and an increase in the Company’s net income of approximately $172,000, or $0.03 per basic and diluted share, for the second quarter of fiscal 2007. The combined impact of the restatements result in a cumulative understatement of net loss totaling approximately $14,000 for the six month period ended April 30, 2007.

Optical Cable Corp. – Third Quarter 2007 Earnings Release

Company Information

Optical Cable Corporation is a leading manufacturer of fiber optic cables primarily sold into the enterprise market, and the premier manufacturer of military ground tactical fiber optic cable for the U.S. military. Founded in 1983, Optical Cable Corporation pioneered the design and production of fiber optic cables for the most demanding military field applications, as well as fiber optic cables suitable for both indoor and outdoor use. The Company’s current broad product offering is built on the evolution of these fundamental technologies, and is designed to provide end-users with fiber optic cables that are easy and economical to install, provide a high degree of reliability and offer outstanding performance characteristics. Optical Cable Corporation sells its products worldwide for uses ranging from commercial and campus installations to customized products for specialty applications and harsh environments, including military applications. The Company manufactures its high quality fiber optic cables at its ISO 9001:2000 registered and MIL-STD-790F certified facility located in Roanoke, Virginia.

Further information about Optical Cable Corporation is available on the World Wide Web at www.occfiber.com.

FORWARD-LOOKING INFORMATION

This news release by Optical Cable Corporation (the “Company”) may contain certain “forward-looking” information within the meaning of the federal securities laws. The forward-looking information may include, among other information, (i) statements concerning the Company’s outlook for the future, (ii) statements of belief, anticipation or expectation, (iii) future plans, strategies or anticipated events, and (iv) similar information and statements concerning matters that are not historical facts. Such forward-looking information is subject to risks and uncertainties that may cause actual events to differ materially from the Company’s expectations. Factors that could cause or contribute to such differences include, but are not limited to, the level of sales to key customers, including distributors; timing of certain projects and purchases by key customers; the economic conditions affecting network service providers; corporate and/or government spending on information technology; actions by competitors; fluctuations in the price of raw materials (including optical fiber); the Company’s dependence on a single manufacturing facility; the Company’s ability to protect its proprietary manufacturing technology; market conditions influencing prices or pricing; the Company’s dependence on a limited number of suppliers; an adverse outcome in litigation, claims and other actions, and potential litigation, claims and other actions against the Company; an adverse outcome in regulatory reviews and audits and potential regulatory reviews and audits; adverse changes in state tax laws and/or positions taken by state taxing authorities affecting the Company; technological changes and introductions of new competing products; changes in end-user preferences of competing technologies, including copper cable and wireless, relative to fiber optic cable; economic conditions that affect the telecommunications sector, certain technology sectors or the economy as a whole; terrorist attacks or acts of war, and any current or potential future military conflicts; changes in the level of military spending by the United States government; ability to retain key personnel; the impact of changes in accounting policies,

Optical Cable Corp. – Third Quarter 2007 Earnings Release

including those by the Securities and Exchange Commission and the Public Company Accounting Oversight Board; the Company’s ability to successfully comply with, and the cost of compliance with, the provisions of Section 404 of the Sarbanes-Oxley Act of 2002 or any revisions to that act which apply to the Company; impact of future consolidation among competitors and/or among customers adversely affecting the Company’s position with its customers and/or our market position; actions by customers adversely affecting the Company in reaction to the expansion of the Company’s product offering in any manner, including, but not limited to, by offering products that compete with its customers, and/or by entering into alliances with, and/or making investments in or with, parties that compete with and/or have conflicts with customers of the Company; adverse reactions by customers, vendors or other service providers to unsolicited proposals regarding the acquisition of the Company by another company; the additional costs of considering and possibly defending the Company’s position on such unsolicited proposals regarding the acquisition of us by another company; impact of weather or natural disasters in the areas of the world in which the Company operates and markets its products; changes in market demand, exchange rates, productivity, or market and economic conditions in the areas of the world in which the Company operates and markets its products and the Company’s success in managing the risks involved in the foregoing. The Company cautions readers that the foregoing list of important factors is not exclusive and the Company incorporates by reference those factors included in current reports on Form 8-K.

(Financial Tables Follow)

Optical Cable Corp. – Third Quarter 2007 Earnings Release

OPTICAL CABLE CORPORATION

CONDENSED STATEMENTS OF OPERATIONS

(thousands, except per share data)

(unaudited)

	Three Months Ended July 31,		Nine Months Ended July 31,
	2007	2006	2007	2006
Net sales	$11,694	$11,580	$32,103	$32,689
Cost of goods sold	6,992	7,603	20,357	22,015

Gross profit	4,702	3,977	11,746	10,674
Selling, general and administrative expenses	3,862	3,671	11,046	11,214

Income (loss) from operations	840	306	700	(540)

Interest income (expense), net	13	(27)	2	1
Other, net	—	—	2	(7)

Other income (expense), net	13	(27)	4	(6)

Income (loss) before income taxes	853	279	704	(546)

Income tax expense (benefit)	315	151	262	(145)

Net income (loss)	$538	$128	$442	$(401)

Net income (loss) per share:
Basic and diluted	$0.09	$0.02	$0.07	$(0.07)

Weighted average shares outstanding:
Basic	6,196	6,001	6,090	5,935

Diluted	6,209	6,001	6,100	5,935

—MORE—

Optical Cable Corp. – Third Quarter 2007 Earnings Release

OPTICAL CABLE CORPORATION

CONDENSED BALANCE SHEET DATA

(thousands)

(unaudited)

	July 31, 2007	October 31, 2006
Cash and cash equivalents	$2,432	$555
Trade accounts receivable, net	7,481	8,297
Inventories	7,270	8,615
Other current assets	1,278	1,280

Total current assets	$18,461	$18,747
Non-current assets	16,325	16,044

Total assets	$34,786	$34,791

Current liabilities	$3,378	$4,306
Non-current liabilities	490	50

Total liabilities	$3,868	$4,356
Total shareholders’ equity	30,918	30,435

Total liabilities and shareholders’ equity	$34,786	$34,791

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